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                                                                   Exhibit 2.3



                    THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT


    This Third Amendment to Stock Purchase Agreement (the "Amendment") is made and entered into this _____ day of May, 1997, by and among CROSS-CONTINENT AUTO RETAILERS, INC., a Delaware corporation ("C-CAR"), THE JACK BIEGGER REVOCABLE LIVING TRUST (the "Biegger Trust"),THE DALE M. EDWARDS REVOCABLE FAMILY TRUST (the "Edwards Trust"), and SAHARA NISSAN, INC., a Nevada corporation, d/b/a JACK BIEGGER NISSAN (the "Company").

                                      RECITALS

    A. By that certain Stock Purchase Agreement dated February 28, 1997, by and among C-CAR, Jack Biegger, Dale Edwards, and the Company; Jack Biegger and Dale Edwards purported to sell all of the issued and outstanding shares of capital stock of the Company to C-CAR.

    B. The Stock Purchase Agreement was amended by (1) that certain Amendment to Stock Purchase Agreement dated March 17, 1997, by and among C-CAR, Jack Biegger, Dale Edwards and the Company; and (2) by that certain Second Amendment to Stock Purchase Agreement dated April 30, 1997, by and among C-CAR, Jack Biegger, Dale Edwards and the Company.

    C. The Stock Purchase Agreement, as amended by the Amendment to Stock Purchase Agreement and the Second Amendment to Stock Purchase Agreement, shall hereinafter be referred to as the "Agreement."

    D. C-CAR, the Biegger Trust, the Edwards Trust, and the Company desire to amend the Agreement.

                                     AGREEMENT

    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, C-CAR, the Biegger Trust, the Edwards Trust, and the Company agree as follows:

    1. The Biegger Trust and the Edwards Trust shall be collectively referred to in the Agreement as the "Sellers" and individually as a "Seller."

    2. Subparagraph 7(c) of the Agreement is deleted in its entirety and the following is substituted therefor:

     CAPITALIZATION. The authorized capital stock of the Company consists of 2,500 shares of common stock, having no par value. The Shares (i) constitute all of the issued and outstanding shares of capital stock of the Company, (ii) have been validly authorized and issued, (iii) are fully paid and nonassessable, (iv) have not been issued in violation of any preemptive rights or of any federal or state securities laws, and
     (v) are not subject to any agreement that relates to the voting or control of any of the Shares. On the date hereof, the Shares are comprised of 750 shares of common stock of the Company, and owned beneficially and of record by The Jack Biegger Revocable Living Trust (450 shares) and The Dale M. Edwards Revocable

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     Family Trust (300 shares).  There are and will be on the Closing Date no outstanding subscriptions, options, rights, warrants, convertible securities, or any other agreements or commitments obligating the Company to issue, deliver, or sell any additional shares of its capital stock of any class or any other securities of any kind. There are no bonds, debentures, notes, or other indebtedness or securities of the Company having the right to vote on any matters on which the shareholders of the Company may vote. There are no outstanding rights, agreements, or arrangements of any kind obligating the Company to repurchase, redeem, or otherwise acquire any shares of capital stock or other voting securities of the Company.

    2. As modified by this Amendment, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

    3. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

    4. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and as signs.

                                         CROSS-CONTINENT AUTO RETAILERS, INC.,
                                         a Delaware corporation


                                         By:
                                            --------------------------------
                                            Bill Gilliland,
                                            Chairman and Chief Executive Officer

THE JACK BIEGGER REVOCABLE
LIVING TRUST


By:                                      SAHARA NISSAN, INC., a Nevada
   ----------------------------          corporation, d/b/a JACK BIEGGER NISSAN
    John K. Biegger, Trustee


THE DALE M. EDWARDS REVOCABLE            By:
FAMILY TRUST                                --------------------------------
                                            Jack Biegger, President

By:
    ---------------------------
    Dale M. Edwards, Trustee






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